Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers and employees of UAS Drone Corp., a Nevada corporation, and its subsidiaries (the “Company”). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the Company’s General Counsel.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to be familiar with the laws, rules and regulations applicable to your place of work, and such additional laws, rules and regulations which may apply and of which the Company gives you written notice.

You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees or directors, it is your responsibility to promptly report the matter to your supervisor, the Company’s General Counsel. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal or state law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee because he or she in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a conflict of interest. A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Employees and Officers: In the following instances a conflict of interest is deemed to exist absent mitigating facts and circumstances:

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where the officer or employee performs services as a consultant, employee, officer, director, advisor or in any other capacity for, or has a financial interest in, a Direct Competitor of the Company, other than services performed in the context of the officer's or employee's job with the Company or at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company;

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where the officer or employee uses his or her position with the Company to influence a transaction with a Significant Supplier or Significant Customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company;

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where the officer or employee has any Close Relative who holds a financial interest in a Direct Competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

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where the officer or employee supervises, reviews or influences the performance evaluation or compensation of a member of his or her Immediate Family who is an employee of the Company; or

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where the officer or employee engages in any other activity or has any other interest that the Board of Directors of the Company may reasonably determine to constitute a conflict of interest.

Directors: Directors must not:

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perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a Direct Competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company;

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have, or permit any Close Relative to have, a financial interest in a Direct Competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

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use their position with the Company to influence any decision of the Company relating to a contract or transaction with a Significant Supplier or Significant Customer of the Company if the director or a Close Relative of the director:

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performs services as a consultant, employee, officer, director, advisor or in any other capacity for such Significant Supplier or Significant Customer; or

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has a financial interest in such Significant Supplier or Significant Customer, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company.

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directly supervise, review or influence the performance evaluation or compensation of a member of his or her Immediate Family; or

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engage in any other activity or have any other interest that the Board of Directors of the Company may reasonably determine to constitute a conflict of interest.

For purposes of this Code, the following definitions apply:

"Close Relative" means a spouse, domestic partner, dependent child (including step-child or foster child) or any other person living in the same home with the employee, officer or director.

"Direct Competitor" means any commercial business entity which directly competes with one or more of the Company's product or service lines of business representing at least 5% (five percent) of the Company's gross annual revenues.

"Immediate Family" means a Close Relative and a parent, sibling, child (including stepchild or foster child), mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law.

"Significant Customer" means a customer that has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments to the Company for property or services in excess of one (1) percent of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the customer's consolidated gross revenues for its last full fiscal year.

"Significant Supplier" means a supplier to which the Company has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments for property or services in excess of one (1) percent of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the customer's consolidated gross revenues for its last full fiscal year.

Participation in an open source project, whether maintained by the Company or by another commercial or non-commercial entity or organization does not constitute a conflict of interest even where such participant makes a determination in the interest of the project that is adverse to the Company's interests.

The rules set forth above are threshold rules. It is your responsibility to disclose to the General Counsel any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, or, if you are an officer or director, to the Chairman of the Board of Directors (or in the case of such Chairman, to the Board of Directors as a whole), who shall be responsible for determining, based on all of the facts and circumstances, whether such transaction or relationship constitutes a conflict of interest. Determinations by the General Counsel of a conflict of interest may be appealed to the Audit Committee, if any, and determinations by the Audit Committee of a conflict of interest, whether sustaining the General Counsel or made independently, may be appealed to the Board of Directors, which determination shall be final.

Upon a determination that a conflict exists, the finding party (General Counsel, Audit Committee or Board of Directors) must make an independent finding as to how the conflict of interest is to be mitigated. Mitigating actions include such measures as are reasonably certain to eliminate the conflict of interest, including, but not limited to reassignment of job duties, transfer of job assignment, termination of employment, or removal from office. All such mitigating actions are to be taken in accordance with the laws pertaining to the place of employment of the subject party, including laws governing due process and employment, and such other agreements of employment as may exist between the Company and the subject employee.

Insider Trading

It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of the Company, or any of its customers or vendors, while possessing inside information or unpublished knowledge.  If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s General Counsel before making any such purchase or sale.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Finally, if you are involved in conducting business in the federal, state or local government marketplace(s), you may be subject to other obligations regarding the use, disclosure, safeguarding or receipt of particular types of information, including restrictions regarding competition-sensitive information such as government source selection or contractor bid and proposal information.

Honest and Ethical Conduct and Fair Dealing

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company's legitimate interests when the opportunity to do so arises. You must not take advantage of opportunities for yourself or another person that are discovered through your position with the Company or the use of property or information of, or entrusted to, the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to Company employees is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount and not given in consideration or expectation of any action by the recipient. Note: Payments to Company employees under bonus, commission, incentive, or other bona-fide recognition and performance plans or programs are not considered gifts under this section.

Employees, officers and directors must not accept, or permit any member of their Immediate Family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the

Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion. For purposes of this policy, nominal value is considered $100 or less.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

You must also abide by the often stringent laws regulating gifts and gratuities to government officials and employees.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the material accuracy of your records and reports. Accurate record keeping and reporting are essential to the Company's ability to meet legal and regulatory obligations, including specific obligations relating to the Company's transactions with governments and governmental entities.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record in all material respects. The financial statements of the Company shall conform in all material respects to generally accepted accounting principles and the Company's accounting policies. No undisclosed or unrecorded account shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation. It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Chairman of the Board of Directors at the address listed below. See Reporting and Compliance Procedures. A complete record of all complaints will be prepared each fiscal quarter and reported to the Board of Directors.

The Board of Directors will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern (unless the employee is found to have knowingly and willfully made a false report).

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel must be obtained. The General Counsel shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests and report such record to the Board of Directors each fiscal quarter.

Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Board of Directors. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, and report suspected violations and express concerns regarding compliance with this Code.  Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company related conduct that violates applicable law or this Code should report such information to his or her supervisor, the Company’s General Counsel, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel.

If either the General Counsel or the Chairman of the Board receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reduction in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulating authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge. All such disciplinary actions are to be taken in accordance with the laws pertaining to the place of employment of the subject party, including laws governing due process and employment, and such other agreements of employment as may exist between the Company and the subject employee.